Exhibit 2.1

FIRST AMENDMENT TO

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

THIS FIRST AMENDMENT TO AGREEMENT AND PLAN OF MERGER AND REORGANIZATION (this “First Amendment”) is entered into and made effective as of June 29, 2020 (the “Effective Date”), by and among REXAHN PHARMACEUTICALS, INC., a Delaware corporation (“Parent”), RAZOR MERGER SUB, INC., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”), and OCUPHIRE PHARMA, INC., a Delaware corporation (the “Company”).  Parent, Merger Sub and the Company are sometimes individually referred to herein as a “Party” or collectively referred to herein as the “Parties”.

RECITALS

A.        The Parties previously entered into that certain Agreement and Plan of Merger and Reorganization dated June 17, 2020 (the “Merger Agreement”);

B.         Section 10.2 of the Merger Agreement provides that the Merger Agreement may be amended with the approval of the respective boards of directors of the Company, Merger Sub and Parent; and

C.        The Parties desire to amend the Merger Agreement pursuant to the terms and conditions of this First Amendment and the respective boards of directors of the Company, Merger Sub and Parent have each approved this First Amendment to be effective as of the date hereof.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and conditions set forth below, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.         AMENDMENT TO DEFINITION OF “PARENT CASH AMOUNT” IN EXHIBIT A.  The definition of “Parent Cash Amount” set forth in Exhibit A attached to the Merger Agreement is hereby deleted in its entirety and replaced with the following:

“Parent Cash Amount” means (a) the sum of all Cash and Cash Equivalents, short-term investments, accrued investment interest receivable, and any prepaid refundable deposits listed in Section 1.12(a) of the Parent Disclosure Schedule, in each case, of Parent as of the Determination Date, calculated in accordance with Section 1.12, minus (b) Parent’s accounts payable and accrued expenses (without duplication of any expenses accounted for below), in each case as of such date and determined in a manner consistent with the manner in which such items were historically determined and in accordance with Parent’s audited financial statements and unaudited interim balance sheet, minus (c) all liabilities of Parent to any current or former Parent officer, director, employee, consultant or independent contractor, including change of control payments, retention payments, severance and other employee-, consultant- or independent contractor-related termination costs, or other payments pursuant to any Parent Benefit Plan, including but not limited to payments of deferred compensation, accrued but unpaid bonuses and accrued but unpaid vacation or paid time off (including related employer employment taxes on all the foregoing), regardless of whether or not such amounts are accrued or due as of the Determination Date and regardless of when paid or payable and regardless of whether such amounts will be paid or are payable as a result of actions taken at, or immediately prior to or after the Effective Time, minus (d) any bona fide current liabilities payable in cash, in each case to the extent not canceled at or prior to the Determination Date (without duplication of any of the items above), minus (e) the Parent Transaction Expenses, minus (f) the Estimated Warrant Amount (as may be adjusted prior to the Closing in accordance with this Agreement) and plus (g) $200,000; provided, however, that for each share of Parent Common Stock that is subject to a Parent Warrant as of the date of this Agreement that is exchanged by Parent following the date of this Agreement for newly issued shares of Parent Common Stock and permanently ceases prior to, at or following the Determination Date to be subject to a Parent Warrant or any other option, warrant, convertible security or derivative security of Parent, Parent shall receive credit of $1.00 towards the Parent Cash Amount for each such share of Parent Common Stock that permanently ceases prior to, at or following the Determination Date to be subject to a Parent Warrant or any other option, warrant, convertible security or derivative security of Parent.”

2.          APPLICABLE LAW. This First Amendment shall be governed by, and construed in accordance with, the Laws of the State of Delaware, regardless of the Laws that might otherwise govern under applicable principles of conflicts of laws.

3.         HEADINGS. The bold-faced headings contained in this First Amendment are for convenience of reference only, shall not be deemed to be a part of this First Amendment and shall not be referred to in connection with the construction or interpretation of this First Amendment.

4.         ASSIGNABILITY. This First Amendment shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the Parties and their respective successors and permitted assigns; provided, however, that neither this First Amendment nor any of a Party’s rights or obligations hereunder may be assigned or delegated by such Party without the prior written consent of the other Party, and any attempted assignment or delegation of this First Amendment or any of such rights or obligations by such Party without the other Party’s prior written consent shall be void and of no effect.

5.         CONSTRUCTION.  Unless otherwise defined herein, capitalized terms shall have the meanings set forth in the Merger Agreement.  The terms of this First Amendment amend and modify the Merger Agreement as if fully set forth in the Merger Agreement. Upon the effectiveness of this First Amendment, all references in the Merger Agreement to “the Agreement” or “this Agreement,” as applicable, shall refer to the Merger Agreement, as modified by this First Amendment. If there is any conflict between the terms, conditions and obligations of this First Amendment and the Merger Agreement, this First Amendment’s terms, conditions and obligations shall control.  All other provisions of the Merger Agreement not specifically modified by this First Amendment are expressly preserved.  This First Amendment may be executed in multiple counterparts and transmitted by facsimile, by electronic mail in portable document format (“PDF”) form or by any other electronic means intended to preserve the original graphic and pictorial appearance of a Party’s signature, with each such counterpart, facsimile or PDF signature constituting an original and all of which together constituting one and the same original.

6.         AUTHORITY.  By their execution of this First Amendment, the undersigned Parties hereby confirm that they are duly authorized to execute this First Amendment and any necessary requisite approval has been obtained with respect to this First Amendment and all matters set forth herein.

IN WITNESS WHEREOF, the Parties have executed this First Amendment as of the Effective Date.

REXAHN PHARMACEUTICALS, INC.

By:	/s/ Douglas J. Swirsky
Name:	Douglas J. Swirsky
Title:	President and Chief Executive Officer

RAZOR MERGER SUB, INC.

By:	/s/ Douglas J. Swirsky
Name:	Douglas J. Swirsky
Title:	President

OCUPHIRE PHARMA, INC.

By:	/s/ Mina Sooch
Name:	Mina Sooch
Title:	Chief Executive Officer

[Signature Page to First Amendment to Agreement and Plan of Merger and Reorganization]